Exhibit 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

Graham Holdings Company
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class B Common Stock, par value $1.00 per share	Rule 457(c) and Rule 457(h)	500,000	$644.28(2)	$322,140,000.00	$147.60 per $1,000,000	$47,547.86
Total Offering Amounts					$322,140,000.00		$47,547.86
Total Fee Offsets							-
Net Fee Due							$47,547.86

(1)
This Registration Statement on Form S-8 registers 500,000 shares of Class B common stock, par value $1.00 per share (“Class B Common Stock”), of Graham Holdings Company (the “Registrant”) that may be offered to participants in the Savings Plan for Graham Holdings Company, the 401(k) Savings Plan for GHC Affiliates and the Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees (each, a “Plan” and collectively, the “Plans”).  In the event of any stock dividend, stock split or other similar transaction involving the Class B Common Stock, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).  In addition, under the Securities Act, this Registration Statement covers an indeterminate amount of plan interests to be offered or sold pursuant to the Plans.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to the provisions of Rule 457(c) and 457(h) under the Securities Act on the basis of $644.28 per share, which represents the average of the high and low prices of the Registrant’s Class B Common Stock as reported on the New York Stock Exchange on December 7, 2023, which date is within five business days prior to the filing of this Registration Statement.